Exhibit 10.23
December 13, 2007
CONFIDENTIAL
Mr. Jimmy D. Staton
4 Cameron Road
Clarksburg, WV 26301
Dear Jimmy:
On behalf of NiSource Corporate Services Company, I am pleased to offer you employment as Executive Vice President and Group Chief Executive Officer, no later than March 1, 2008, conditioned upon approval by the Board of Directors. This letter does not constitute an offer of a contract of guaranteed employment; if you accept this offer, you will be an employee at will. The terms of the offer are as follows:
Position: Your position will be Executive Vice President and Group CEO, and you will report to Robert C. Skaggs, President and Chief Executive Officer, NiSource Inc. You will have responsibility for our natural gas distribution companies in Ohio, Pennsylvania, Virginia, Kentucky, Maryland, Massachusetts, Maine and New Hampshire.
Base Salary: Your annual base salary will be $440,000, payable monthly. Adjustments to base salary may be made periodically during your employment.
Signing Bonus: You will receive a signing bonus in the gross amount of $100,000. This signing bonus will be paid by March 31, 2007.
Short Term Incentive: Your annual incentive opportunity under the NiSource Inc. 2008 Annual Incentive Plan will be based on a target of 65% of base salary. The payment of the short-term incentive is dependent upon Company performance, your own performance and your status as an employee in good standing. Actual payment may be greater than or less than the 65%, based on a combination of the stated factors. Annual incentive plans are determined each year based on business objectives and market conditions. For 2008, you are guaranteed a minimum payment of $150,000, payable at the time payouts for the 2008 Annual Incentive Plan are generally paid.
Long Term Incentive: You will also have the opportunity to participate in a long-term incentive compensation program, under the NiSource Inc. 1994 Long Term Incentive Plan (LTIP), as amended, on the same basis as other senior executives of the Company. Generally, the Board of Directors approves grants under the LTIP in January of each year. The form of the 2008 grant has not yet been determined by the Board of Directors. Subject to approval by the Board, you will receive an LTIP grant for 2008 in the amount of $450,000.
Vacation: You will receive four weeks of paid vacation per year, beginning with 2008.

Mr. Jimmy D. Staton
December 13, 2007

Severance: You will be eligible to participate in the NiSource Executive Severance Policy in the event your employment with the Company is terminated.
If your employment is involuntarily terminated by the Company without cause prior to January 31, 2011, you will receive the greater of (1) any benefits to which you may be eligible under the NiSource Executive Severance Policy or (2) the benefits set forth in this paragraph. If your employment is involuntarily terminated by the Company without cause prior to January 31, 2011, you will be eligible to receive a severance payment equal to your base salary for the balance of months remaining in the period of time between February 2008 and January 2011; that is, the amount of severance due will be reduced by one month on the first of each month beginning March 1, 2008. Provided, however, you will receive a minimum severance payment equal to your base salary for twelve months. In addition, you will receive a lump sum payment equivalent to 130% of the COBRA continuation coverage premiums due for the severance period in lieu of any continued medical, dental, vision and other welfare benefits offered by the Company. In addition, you will receive a pro-rated incentive payment for the year in which your termination of employment occurs. For purposes of this paragraph, “Cause” shall mean:1) your conviction of any criminal violation involving dishonesty, fraud, or breach of trust; 2) the commission of any willful act constituting fraud or breach of fiduciary duty to the Company and its shareholders which has a significant adverse impact on the Company; 3) any act or omission by you that causes a regulatory body with jurisdiction over the Company to demand, request or recommend that you be removed or suspended from any position in which the Executive serves with the Company; 4) your willful and material violation of the Company’s policies or 5) your substantial nonperformance of your material duties and responsibilities.
Financial Consulting: You will be eligible to receive financial consulting services as provided to other senior executives of the Company.
NiSource Policies. You are expected to familiarize yourself with and observe all Company policies. Following your acceptance of this offer and during the course of your employment with the Company, you will have access to confidential and proprietary information of the Company. You agree to maintain the confidentiality of such information, before, during and after your employment.
Dispute Resolution: Should there be any dispute as to the meaning or application of this letter, both parties agree to submit the dispute to binding arbitration under the standard employment rules of the American Arbitration Association. This letter shall be construed in accordance with the laws of the State of Indiana.

Mr. Jimmy D. Staton
December 13, 2007

I hope that you accept the Company’s offer of employment. To acknowledge your acceptance, please sign and return one copy of this letter to me. I’m delighted with your interest in working with us. Please feel free to contact me to discuss any questions you may have. We look forward to your acceptance.

Sincerely,
/s/ Robert C. Skaggs
Robert C. Skaggs
President and Chief Executive Officer

     /s/ Jimmy D. Staton
     Jimmy D. Staton